SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2013
LCNB CORP.
(Exact name of Registrant as specified in its Charter)

Ohio	0-26121	31-1626393
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

2 North Broadway, Lebanon, Ohio	45036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 932-1414
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

X    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

__    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

__    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

__    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into Material Definitive Agreement.

On October 28, 2013 LCNB Corp. (“LCNB”), and Colonial Banc Corp. (“Colonial”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) pursuant to which LCNB will purchase from Colonial all of the issued and outstanding shares of Eaton National Bank & Trust Co. (“Eaton National”), a national bank and wholly-owned subsidiary of Colonial (the “Acquisition”). Immediately following the Acquisition, Eaton National will merge with and into LCNB National Bank, a national bank and wholly owned subsidiary of LCNB, with LCNB National Bank as the surviving entity.

The all-cash purchase price to be paid for the shares at the closing is $24.75 million. In connection with this transaction, LCNB is also concurrently conducting a $25 million capital raise through a registered public offering. The proceeds from the offering will be used for the Acquisition and other general corporate purposes.

The Acquisition is expected to close early in the first quarter of 2014, pending adoption of the Purchase Agreement by the shareholders of Colonial, the satisfaction of various closing conditions, including the receipt of all necessary bank regulatory approvals, the accuracy of the representations and warranties of each party (subject to certain exceptions), the performance in all material respects by each party of its obligations under the Purchase Agreement, and other conditions customary for transactions of this type. The directors of Colonial have agreed to vote their shares in favor of adoption of the Purchase Agreement.

The description of the Purchase Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed with this Current Report on Form 8-K as Exhibit 2.1.

The Purchase Agreement, which has been included to provide investors with information regarding its terms, contains representations and warranties of each of the parties. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties delivered to each other in connection with the execution of the Purchase Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

LCNB issued a press release on October 28, 2013, announcing the execution of the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. In addition to those risk factors listed in LCNB’s Annual Report on Form 10-K, the following factors could cause the actual results of LCNB’s operations to differ materially from LCNB’s expectations: a failure by LCNB to raise the appropriate capital necessary to fund the Acquisition; a failure to satisfy the conditions to closing for the Acquisition in a timely manner or at all; failure of the CBC stockholders to approve the proposed merger; failure to obtain the necessary governmental approvals for the proposed merger or adverse regulatory conditions in connection with such approvals; disruption to the parties’ businesses as a result of the announcement and pendency of the transaction; and difficulties related to the integration of the businesses following the merger. LCNB does not assume any duty to update forward-looking statements.

Item 7.01 Regulation FD Disclosure.

The information set forth in Item 1.01 of this Current Report on Form 8-K and in the press release attached as Exhibit 99.1 is incorporated in this Item 7.01 by reference.

Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.        Description

2.1	Stock Purchase Agreement dated October 28, 2013, by and between LCNB Corp. and Colonial Banc Corp.

99.1	Press release issued by LCNB Corp. on October 28, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

LCNB CORP.

Date: October 28, 2013	By: /s/ Robert C. Haines II
Robert C. Haines II Chief Financial Officer